Exhibit 99.1

News

FOR IMMEDIATE RELEASE	Contact: Cathy Maloney
VP Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES FIRST QUARTER EARNINGS

Updates Full Year 2010 Earnings Guidance to a Range of $2.58 to $2.68

NATICK, MA — May 19, 2010 — BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income for the first quarter of 2010 of $26.1 million, or $0.49 per diluted share. For the first quarter of 2009, the Company reported net income of $24.3 million, or $0.45 per diluted share.

Net sales for the first quarter of 2010 increased by 12.9% to $2.55 billion and comparable club sales increased by 7.8%, including a contribution from sales of gasoline of 3.6%. Excluding the impact of gasoline, merchandise comparable club sales increased by 4.2%. Net sales for the first quarter of 2009 increased by 0.2% to $2.26 billion and comparable club sales decreased by 1.5%, including the negative impact from sales of gasoline of 9.0%. Excluding the impact of gasoline, merchandise comparable club sales increased by 7.5%.

During the first quarter of 2010, the Company repurchased 272,800 shares of BJ’s common stock at an average price of $33.69 per share, for a total expenditure of approximately $9.2 million. As of May 1, 2010, approximately $272.0 million remained available for stock repurchases under existing board authorizations.

Revised Earnings Guidance for Fiscal 2010

The Company today also announced revised earnings guidance. For the year ending January 29, 2011, the Company now expects to report earnings per diluted share in the range of $2.58 to $2.68 and net income in the range of $136.9 million to $141.9 million. Previous guidance was for earnings per diluted share in the range of $2.54 to $2.64 and net income in the range of $133.1 million to $138.1 million.

Conference Call Information for First Quarter Financial Results

As previously announced, at 8:30 a.m. Eastern Time today, BJ’s management plans to hold a conference call to review results for the first quarter of 2010 and to discuss its outlook for the second quarter and full year. To access the webcast, visit www.bjsinvestor.com to hear the call live, or to listen to an archive of the call, which will be available for approximately ninety days following the call.

About BJ’s Wholesale Club

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse club chain in the eastern United States. The Company currently operates 188 BJ’s Wholesale Clubs in 15 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

Additional Information

Supplemental financial information, including detailed sales information for the first quarter and earnings guidance for the second quarter and full year, 2010, which has historically been provided during the Company’s first quarter conference call, is available on the Form 8-K submitted by the Company today to the SEC. To access this information, visit www.bjsinvestor.com.

-More-

BJ’s Wholesale Club

May 19, 2010

Forward-Looking Statements

Statements contained in this press release, including earnings guidance, that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of gasoline profitability, levels of customer demand, economic and weather conditions, the rate of inflation or deflation, federal, state and local regulation in the Company’s markets, federal budgetary and tax policy, litigation, competitive conditions, progress associated with the implementation of technology initiatives and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 30, 2010. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

-See Attached Financial Tables -

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended
	May 1, 2010	May 2, 2009

Net sales	$2,548,961	$2,258,598
Membership fees	46,982	44,387
Other revenues	12,171	10,986

Total revenues	2,608,114	2,313,971

Cost of sales, including buying and occupancy costs	2,331,906	2,066,017
Selling, general and administrative expenses	229,866	205,132
Preopening expenses	1,954	1,569

Operating income	44,388	41,253
Interest expense, net	(227)	(135)

Income from continuing operations before income taxes	44,161	41,118
Provision for income taxes	17,974	16,694

Income from continuing operations	26,187	24,424
Loss from discontinued operations, net of income taxes	(98)	(88)

Net income	$26,089	$24,336

Basic earnings per common share:
Income from continuing operations	$0.50	$0.46
Loss from discontinued operations	—	(0.01)

Net income	$0.50	$0.45

Diluted earnings per common share:
Income from continuing operations	$0.49	$0.45
Loss from discontinued operations	—	—

Net income	$0.49	$0.45

Number of common shares for earnings per share computations:
Basic	51,984,549	53,572,601
Diluted	53,311,957	54,446,255

BJ’s clubs in operation - end of period	188	180

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	May 1, 2010	May 2, 2009
ASSETS
Current assets:
Cash and cash equivalents	$63,647	$40,024
Accounts receivable	131,868	119,238
Merchandise inventories	932,623	883,442
Current deferred income taxes	17,577	13,918
Prepaid expenses	36,569	29,629

Total current assets	1,182,284	1,086,251
Property, net of depreciation	966,443	918,878
Deferred income taxes	5,897	7,218
Other assets	26,084	22,924

TOTAL ASSETS	$2,180,708	$2,035,271

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$619	$577
Short-term debt	—	35,000
Accounts payable	685,639	621,141
Closed store lease obligations	1,725	1,857
Accrued expenses and other current liabilities	294,670	302,120

Total current liabilities	982,653	960,695
Long-term debt, less portion due within one year	381	1,000
Noncurrent closed store lease obligations	7,967	9,164
Other noncurrent liabilities	124,620	105,886
Stockholders’ equity	1,065,087	958,526

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,180,708	$2,035,271

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Thirteen Weeks Ended
	May 1, 2010	May 2, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$26,089	$24,336
(Reversal of) provision for closing and impairment costs	(72)	28
Depreciation and amortization	30,088	27,042
Share-based compensation expense	5,345	4,850
Deferred income taxes	331	833
Decrease in merchandise inventories, net of accounts payable	26,373	9,356
Decrease in closed store lease obligations	(419)	(318)
Other	(40,771)	5,050

Net cash provided by operating activities	46,964	71,177

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(38,603)	(46,557)
Property disposals	16	—
Purchase of marketable securities	(500)	(436)
Sale of marketable securities	1,032	31

Net cash used in investing activities	(38,055)	(46,962)

CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from exercise of stock options	252	5
Borrowing of short-term debt	—	35,000
Purchase of treasury stock	(9,190)	(70,410)
Proceeds from issuance of common stock	5,072	195
Repayment of long-term debt	(148)	(138)

Net cash used in financing activities	(4,014)	(35,348)

Net increase (decrease) in cash and cash equivalents	$4,895	$(11,133)